Exhibit 99.1

Contact:	Graham Smith — Chief Financial Officer
Advent Software, Inc.
301 Brannan Street
San Francisco, CA 94107
(415) 543-7696

ADVENT SOFTWARE REPORTS FIRST QUARTER RESULTS

Company Reports Revenues of $43.7 million

San Francisco, CA, Thursday, April 27, 2006 - Advent Software, Inc. (NASDAQ: ADVS) today announced its financial results for the first quarter ended March 31, 2006.

RESULTS

Total net revenues for the first quarter of 2006 were $43.7 million, compared with $45.6 million in the fourth quarter of 2005, and $39.4 million in the same quarter last year. This year-over-year increase reflects continued strength and momentum in the Company’s business including maintenance and other recurring revenues. Maintenance revenues have increased primarily due to strong up-selling to higher-value customer service plans.  Over 30% of Advent’s client base is now on premium service plans compared to 18% one year ago.

Total expenses, including cost of revenues, for the first quarter of 2006 were $42.6 million, compared with $43.4 million in the fourth quarter of 2005, and $39.5 million in the same quarter last year. Expenses for the first quarter of 2006 included $3.2 million in stock-based compensation expenses, due to the implementation of SFAS 123(R).

Interest income and other, net was $1.3 million for first quarter of 2006, compared with $1.6 million in the fourth quarter of 2005 and $897,000 in the first quarter of 2005.

Provision for (benefit from) income taxes was a credit of $1.0 million for the first quarter of 2006 as a result of receiving a state income tax refund and a reduction in other projected tax liabilities.  The provision for income taxes in the fourth quarter of 2005 was $213,000 and was $14,000 in the first quarter of 2005.

Net income for the first quarter of 2006 was $3.4 million, compared with $3.6 million in the fourth quarter of 2005, and $737,000 in the same quarter last year.  Diluted earnings per share were $0.11, compared to $0.11 in the previous quarter and $0.02 per share in the first quarter of 2005.

Cash, cash equivalents and short-term investments totaled $136.5 million as of March 31, 2006. This compares to $163.4 million at December 31, 2005. During the quarter, the Company completed its Board-authorized stock repurchase program, buying back 1.2 million shares for a total outlay of $33.7 million.

Cash flow from operations in the first quarter of 2006 was approximately $9.1 million compared with $5.4 million in the first quarter of 2005 and $12.3 million last quarter.

“We are very pleased to report another strong quarter for Advent,” said Stephanie DiMarco, Chief Executive Officer. “The Company is performing across all areas — product sales, development of new innovative solutions and delivery of rapid, high-quality implementations. As evidenced by our 89 new customer wins during the quarter, demand for our industry-leading and dependable solutions continues to be robust, allowing us to both broaden and deepen our customer base. Advent’s solutions also remain critical to our large installed base of customers, leading to healthy growth in our customer services programs.”

“In the last two years,” DiMarco continued, “we have nearly doubled the customer base for our Geneva® global investment accounting and portfolio management software, and demand for Advent Portfolio Exchange® (APX) and Advent® Custodial Data (ACD) solutions is strong. Going forward, we will continue to build on our industry-leading position and customer relationships to strengthen and grow our core franchise of selling portfolio accounting applications and related products to the investment management community.”

FIRST QUARTER HIGHLIGHTS

•                  The Company’s Advent Portfolio Exchange® (APX) platform continued to be in high demand with 6 clients choosing APX to manage their investment operations needs. New customers for the quarter included Kensington Investment Group, a mutual fund management firm focused on real estate securities with approximately $1.5 billion in assets and Osborne Partners, an institutional asset manager with $700 million under management.

•                  The Company licensed its upscale Geneva® global investment accounting and portfolio management software to 5 new customers, including a top tier prime broker and four hedge funds including Old Lane LP, Lighthouse Partners and Boldwater Capital.

•                  Financial Management Advisors, LLC and Taiyo Pacific Partners LP joined a growing number of firms to select Moxy®, Advent’s trade order management system, which has been sold to more than 700 clients, 10% of which are in Europe.

•                  The first quarter also saw continued strengthening of the Company’s Board of Directors with the appointment of James D. Kirsner.

•                  The Company signed new term contract bookings totaling $7.9 million with an average term of 2.5 years, the highest bookings quarter since its transition to the term license model began.

GUIDANCE
Advent issued the following guidance for Q2 2006:

•                  Revenues are projected to be in the range of $42 million to $44 million;

•                  Expenses, including cost of revenues, amortization of developed technology and intangibles and stock-based compensation are projected to be in the range of $44 million to $45 million;

•                  Interest income and other, net is projected to be approximately $1.2 million excluding the impact of any share repurchases;

•                  Diluted weighted average shares outstanding will increase by roughly 1 percent in the second quarter from the first quarter amount of 31.8 million shares excluding the impact of any share repurchases.

INVESTOR CALL
Advent Software, Inc. will host its Q1 2006 quarterly earnings conference call at 5:00 p.m. Eastern time today.  To participate via phone, please dial 888-812-3873 and request conference ID #8340502.  If you are unable to listen to the call at this time, a replay will be available through midnight May 4, 2006, by calling 800-642-1687 and referencing conference ID #8340502.  The conference call will also be web-cast live, then archived on the Investor Relations page of www.advent.com.

ABOUT ADVENT
Advent Software, Inc. (www.advent.com), a multi-national firm, has been providing trusted solutions to the world’s leading financial professionals since 1983. Firms in over 60 countries using Advent technology manage investments totaling more than US $12 trillion. Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.

FORWARD LOOKING STATEMENTS
The forward looking statements included in this press release, including financial guidance for the second quarter, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties that could cause actual results to differ materially from our expectations and guidance. These risks and uncertainties include potential fluctuations in results and future growth rates, changes in the length of our sales cycles, the successful development and market acceptance of new products and product enhancements, the impact of initiatives by competitors, continued uncertainties and fluctuations in the financial markets, and other risks detailed in Advent’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, as amended, copies of which may be obtained by contacting Advent Software at 415-645-1787, or by visiting Advent’s Investor Relations website at www.advent.com. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

-FINANCIAL HIGHLIGHTS TO FOLLOW-

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31	December 31
	2006	2005
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$136,524	$163,432
Accounts receivable, net	30,540	33,507
Prepaid expenses and other	16,923	12,403
Total current assets	183,987	209,342
Property and equipment, net	16,748	16,009
Goodwill	95,228	94,335
Other intangibles, net	8,350	8,758
Other assets, net	12,776	12,131

Total assets	$317,089	$340,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,660	$3,945
Accrued liabilities	16,875	20,637
Deferred revenues	67,815	64,839
Income taxes payable	959	2,801
Total current liabilities	88,309	92,222
Deferred income taxes	1,153	1,122
Other long-term liabilities	9,083	5,252

Total liabilities	98,545	98,596

Stockholders’ equity:
Common stock	301	311
Additional paid-in capital	324,338	331,530
Accumulated deficit	(113,108)	(95,828)
Accumulated other comprehensive income	7,013	5,966
Total stockholders’ equity	218,544	241,979

Total liabilities and stockholders’ equity	$317,089	$340,575

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31
	2006	2005
Net revenues:
License and development fees	$9,626	$9,540
Maintenance and other recurring	29,704	25,244
Professional services and other	4,326	4,605

Total net revenues	43,656	39,389

Cost of revenues (1):
License and development fees	447	256
Maintenance and other recurring	7,699	7,075
Professional services and other	4,924	4,088
Amortization of developed technology	394	614

Total cost of revenues	13,464	12,033

Gross margin	30,192	27,356

Operating expenses (1):
Sales and marketing	12,142	10,063
Product development	7,935	7,956
General and administrative	7,946	8,353
Amortization of other intangibles	979	1,047
Restructuring charges	141	83

Total operating expenses	29,143	27,502

Income (loss) from operations	1,049	(146)
Interest income and other expense, net	1,346	897

Income before income taxes	2,395	751
Provision for (benefit from) income taxes	(1,007)	14

Net income	$3,402	$737

Net income per share:
Basic	$0.11	$0.02
Diluted	$0.11	$0.02

Weighted average shares used to compute net income per share:
Basic	30,764	32,037
Diluted	31,819	32,661

(1) Includes stock-based employee compensation expense as follows:

Cost of license and development fee revenues	$2	$—
Cost of maintenance and other recurring revenues	256	—
Cost of professional services and other revenues	205	—
Total cost of revenues	463	—

Sales and marketing	1,143	—
Product development	744	—
General and administrative	824	—
Total operating expenses	2,711	—

Total stock-based employee compensation expense	$3,174	$—